99.1  Amendment to Bylaws of Cuisine Solutions, Inc.

Article V of the Bylaws contains, among other things, provisions relating to certificates of stock, lost or stolen certificates, and the transfer of shares.  The Bylaws were amended in order to comply with recent rule changes of the Securities and Exchange Commission and the American Stock Exchange that require listed companies to be eligible to issue shares in either certificated or uncertificated form and to participate in a book-entry share Direct Registration System, which allows for the electronic transfer of securities. The purpose of the amendments to the Bylaws is to incorporate into Article V the concept of uncertificated shares. Previously, the Bylaws required certificates to be delivered in connection with the issuance of shares.

                Set forth below is a description of the specific amendments to the Bylaws.

•          Article V, Section 3 of the Bylaws has been amended to provide that the shares of stock of the Company may be issued in the form of uncertificated shares, in addition to certificated shares. Furthermore, a provision was added to this section requiring the delivery of notice to holders of uncertificated shares providing them with information that would otherwise be set forth on a stock certificate.

•          Article V, Section 4 of the Bylaws has been amended to add the ability of the Company to issue uncertificated shares, in addition to certificated shares, in the event of the replacement of lost, destroyed, stolen, or mutilated stock certificates.

•          Article V, Section 5 of the Bylaws, which addresses transfers of shares, has been amended to provide that upon the transfer of shares, either certificated or uncertificated, the Company can issue either certificated or uncertificated shares to the transferee, and further provides for the cancellation of the old certificate or uncertificated shares and the recording of the transaction in the Company’s books.